Exhibit 10.10


                              EMPLOYMENT AGREEMENT
                              --------------------


     This Agreement, which supersedes all prior written or oral agreements, is made this 2nd day of September, 1999, by and between Sparta Surgical Corporation, a Delaware Corporation, and its wholly owned subsidiary, Sparta Olsen Electrosurgical, Inc., a Delaware Corporation (collectively referred to as the "Employer"), having its principal offices at 2100 Meridian Park Blvd., Concord, California 94520, and Thomas F. Reiner, Sr. (the "Employee").

     WHEREAS, the Employer and Employee are desirous of entering into a comprehensive agreement to replace and cancel all prior and existing agreements and all amendments, whereby the Employer shall have the right to have the Employee perform senior management and other services on behalf of the Employer; and

     WHEREAS, the Employer and the Employee are desirous of setting forth their respective rights and obligations in respect to the Employee's employment with the Employer;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Employee agree as follows:

     1. Employment. The Employer hereby agrees to employ the Employee, and the Employee hereby accepts employment, all upon the terms, conditions and covenants set forth in this Agreement.

     2. Duties. The Employer hereby employs the Employee to serve as its President, Chief Executive Officer and Chairman of the Board and such other offices as Employee may be elected to hold from time to time, with all powers and duties customarily associated with such titles. During the term of this Agreement, the Employee shall serve also, without additional compensation, as a Director of the Employer, if and when so elected by the shareholders of the Employer. The Employee shall be required to devote an average of 40 hours per week to his duties hereunder. Nothing contained herein shall be deemed to prohibit the Employee from devoting any of his time, attention, and energies to other business interest, however, provided that such other interests are not directly competitive with the business of the Employer; and further provided that such other interests shall not materially detract from such efforts which, in Employee's reasonable judgment, are necessary in order to promote the interests of the Employer. The Employee's duties hereunder will be performed primarily within the State of California, and, until otherwise changed by mutual agreement, his work location shall be Contra Costa County, California.

     3. Term. Subject to Section 11, the term of this Agreement shall begin on September 2, 1999 and, unless terminated sooner to Section 11, shall continue until September 2, 2006 (the "Term"), providing in the event the Employer has net sales for any fiscal year in excess of Seven Million Dollars ($7,000,000) (the "Employment Agreement Term Extension"), then the term of this Agreement shall be extended for an additional period of three (3) years.

Thomas F. Reiner, Sr.
Employment Agreement
September 2, 1999
Page 2 of 9


     4. Compensation, Benefits and Indebtedness.

        (a) In each year of this Agreement the Employer shall pay to the Employee an annual base salary for each year of the Term in the amount of One Hundred Ninety-Five Thousand Dollars ($195,000) in the first year hereof, and in each subsequent year 115% of the base salary is payable in the immediate preceding year. The payment of the annual salary shall be made in accordance with the Employer's general payroll policies and shall be prorated for any partial years of employment hereunder. The Board of Directors shall have the right to increase, but not decrease, the annual salary from year to year, and, in its discretion, to pay bonuses to the Employee for exemplary performance when and as it deems appropriate.

        (b) In each year of this Agreement, the Employee shall be provided with additional incentives to continue his performance and to increase the sales and income levels of the Company and the share price of the Common Stock by the previous adoption of an Option and Bonus Performance Plan pursuant to the previous Action by Unanimous Written Consent of the Board of Directors of Sparta Surgical Corporation dated July 17, 1998 which shall be further incorporated into this Employment Agreement as set forth in the Exhibit A attached hereto (the "Plan"), pursuant to 'which additional cash and non-cash compensation would be provided to Reiner in the event the Company reach certain sales, income and share price thresholds and to which Reiner's base salary would be increased upon the Company's reaching certain levels of annual net sales.

        (c) The Employee shall be entitled to participate (to the extent that he is eligible) in all other employee benefits, if any, provided by the Employer for its employees, including participation in any qualified pension or profit sharing plan, eligibility for participation in any group life, health (including family dependent coverage), dental and eye care benefits. If a "change in control" occurs (as defined in Section 13), the Employee may choose, within one year following the event giving rise to the change in control, to receive instead of any regularly- provided employee benefit or other benefit provided for hereunder, the similar benefit provided by the Employer prior to such event, for the balance of the Term hereunder. If there is no benefit then provided which is similar to a previously-provided employee benefit, or if the benefit elected by the Employee cannot be provided by the Employer, then the Employer (or its successor) shall pay the Employee, no less than monthly, as additional compensation, a cash amount equal to the value of the benefit to the Employee. This provision shall survive any termination of this Agreement.

        (d) The Employer shall provide or reimburse the Employee for disability insurance coverage in the minimum amount of $12,500 per month, and whole life insurance coverage in the minimum amount of $1,000,000 during the Term and to further provide the Employee with a Retirement Plan to be funded pursuant to the attached Exhibit B Life Insurance Bonus Plan, with Retired Income, which policy shall be in the name of the Employee and payable to such beneficiaries as designated by Employee.

Thomas F. Reiner, Sr.
Employment Agreement
September 2, 1999
Page 3 of 9


        (e) The Employer shall reimburse the Employee, as additional compensation if so required, an amount equal to all amounts paid by or billed to the Employee or any member of the immediate family of Employee for any dental, eye care, disability coverage, medical or hospital expenses not covered by the insurance, if any, maintained by the Employer, regardless of whether the procedure is or could be covered under the policy provided or any other policy. Such payments shall be made as provided for reimbursed expenses under Section 7.

        (f) The Employer shall pay to the Employee, upon demand by the Employee and as additional compensation, the amount of (i) any federal, state and local excise taxes or other non-income tax the Employee must pay as a result of any payments made or benefits provided to the Employee to this Agreement; (ii) any federal, state and local excise taxes or income tax on taxable income recognized as a result of any payments made or benefits provided to Sections 4 (b), (c),
(d) and (e) and Sections 8 and 9 hereof; and (iii) an additional sum of money, in compensation for any federal, state and local income or excise taxes payable upon payments made to this Section 4 (f) including any such taxes upon payments to this subsection 4 (1) (iii), the intention being that payments to this
Section 4 (f) will entirely repay any cost to Employee for any such taxes. Payment amounts to this Section 4 (f) shall be calculated at the highest marginal rate to which the Employee might be subject for the year in which the income is recognized, regardless of the Employee's actual marginal rates.

        (g) In addition to all benefits, Employee shall also be entitled to 50% of all pooled management bonuses to be shared among the Employer's management during the Term, which pooled management bonuses shall be equal to 7% of the Employer's pre-tax earnings for each fiscal year. For purposes hereof, pre-tax earnings will be determined before reduction for any bonus accrual for management or other similar bonus arrangements in accordance with generally accepted accounting principles consistently applied. Such bonus will be paid no later than 10 days following public release of annual financial statements for said year.

        (h) It is acknowledged and agreed hereto, by the Employer, as of August 16, 1999, the Employer Is indebted to the Employee (with no right of offsets of any kind by the Employer) and agrees to reimburse and/or pay in full to the Employee during the next twelve (12) months from the date herein, for accrued salaries in the amount of $86,161, accrued vacation in the amount of $15,505, benefits/tax reimbursement in the amount of $60,495 and $464,698.27 for various loans (principal and accrued interest) advanced by the Employee to the Employer under the May 1997 Working Capital Credit Facility during the period of 9/25/97 through 8/16/99. (See attached Exhibits C, D and E.)

     5. Sick Pay and Disability Income. Salary, employee benefits, vacation accruals, automobile allowance and all other benefits set forth herein shall be paid to the Employee for any temporary periods of illness during which the Employee is unable to work and through the period of any disability (as defined hereinafter).

     6. Vacation and Conventions. The Employee shall be entitled each year to five (5) weeks of paid vacation, prorated for any partial year. Unused vacation

Thomas F. Reiner, Sr.
Employment Agreement
September 2, 1999
Page 4 of 9

time (including time accumulated prior to the date hereof) shall accumulate from year to year and the Employee will be compensated for any unused vacation accumulated upon demand at any time following its accrual. In addition, the Employee will be entitled to leaves of absence, at full pay, for attendance at conventions, seminars or as otherwise reasonably determined by the Employee. In the event any vacation time shall not be taken by the Employee during any given year, Employee shall be entitled to carry over such time into any subsequent year or years during the Term. In the Event that Employee has any unused vacation time accrued under this Agreement upon the termination of Employee's employment or at the conclusion of the Term, Employee shall be entitled to be compensated for such unused vacation time.

     7. Reimbursement for Expenses. At the end of each month during the Term, the Employer shall reimburse the Employee for items of travel, entertainment and miscellaneous expenses incurred or paid by the Employee in the performance of his duties under this Agreement (including conventions and seminars), upon presentation by the Employee of such expense statements, vouchers or other supporting information as the Employer may reasonably require.

     8. Automobile. The Employer will provide the Employee with either an automobile allowance of a minimum of $1,395.00 per month (increased at the beginning of each year, only, by the Consumer Price Index as determined by the United States Department of Commerce, or any replacement index), or, if Employee so elects, with free use of any automobile of Employee's choice. In addition, the Employer will either pay directly or reimburse the Employee for all expenses incurred in connection with such automobile, including without limitation, insurance, fuel, maintenance and repairs. Reimbursement shall be made only against a signed itemized list of such expenses. The value of any benefits given to or of any amounts paid to the Employee under this Section 8 in excess of Employee's actual costs and expenses incurred in the performance of services for Employer shall be deemed additional compensation under this Agreement and not subject to reimbursement to the Employer.

     9. Office. The Employer shall provide the Employee with an office, secretarial and administrative assistance, office equipment and supplies and such other facilities and services as are suitable to the Employee's position and adequate for the performance of his duties. In addition, the Employer shall reimburse the Employee for any expenses incurred by the Employee for use of his home for business purposes.

     10. Withholding. The Employer shall withhold or deduct from the Employee's compensation any amounts required by law to be so withheld or deducted.

     11. Termination. This Agreement shall be terminated (except for those obligations of the Employer which by their terms survive termination) by the occurrence of any of the following:

        (a) The Employee's death.


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


Thomas F. Reiner, Sr.
Employment Agreement
September 2, 1999
Page 5 of 9

        (b) The action by the Board of Directors following the Employee's "disability". For this purpose, "disability" means a physical or mental illness or other incapacity which renders the Employee unable to perform substantially all of his duties for a period of 48 months. For the purposes of this Agreement, disability shall be deemed a continuation of any prior disability if the disability is related to the prior disability and commences within 12 months of the termination of the prior disability. Disability, and any relation to any prior disability, shall be determined by a physician mutually acceptable to the parties to this Agreement or appointed by a court having personal jurisdiction over the Employee.

        (c) Action of the Board of Directors of the Employer for Cause. "Cause" is defined as the occurrence of any of the following events: (i) Employee's willful breach of this Agreement, repeated after written notice of such breach has been given to Employee, and having a material adverse effect upon the Employer's business or financial circumstances; (ii) Employee's refusal or intentional failure to carry out the reasonable directives of the Board of Directors, repeated after written notice of such refusal or failure has been given to Employee, and having a material adverse effect upon the Employer's business or financial circumstances; (iii) Employee's habitual gross neglect of a substantial portion of his duties hereunder, which has not been cured by the Employee within 30 days after prior written notice thereof is given by the Employer to the Employee; and (iv) the Employee's conviction of a felony involving fraud, theft, or embezzlement. In no event shall "cause" be deemed to mean the Board of Director's mere disagreement, after the fact, with any lawful action undertaken by the Employee in the good faith exercise of his business judgment.

        (d) Upon the election of the Employee by written notice to the Employer not less than: (i) 120 days prior to the effective date of termination, or (ii) after a change in control (as defined in Section 13), 30 days prior to the effective date of termination.

        (e) Upon the election of the Employee with "good reason". "Good reason" is defined as a material breach of this Agreement by the Employer and includes, but is not limited to, any decrease in the salary or benefits provided to the Employee, relegating the Employee to duties which are unrelated to or at a lower level of responsibility than those currently performed by Employee, having Employee report to any other officer rather than directly to the Board of Directors, altering Employee's title as Chairman, President or Chief Executive Officer, or relocating the Employee to a location unreasonably distant from his work location.

     12. Damages for Breach by Employer.

        (a) The employment provisions in this Agreement are a material inducement to the Employee in continuing to render services to the Employer during the Term and thereafter. The parties acknowledge that if the Employer should breach such provisions, the Employee may be required to bring legal action for damages and that questions of mitigation of damages would be presented which could be very difficult to resolve prior to expiration of the Term. For the sake of certainty and to avoid the costs, difficulty and delay of

Thomas F. Reiner, Sr.
Employment Agreement
September 2, 1999
Page 6 of 9


proving damages in such circumstances, both parties agree that the Employee shall be entitled to the amount of liquidated damages as set forth in Section 12
(c) in the event of the Employer's breach.

        (b) If (i) the Employee terminates this Agreement for "good reason", or
(ii) If during the Term hereof, the Employer (or any successor) terminates the Employee's employment for any reason other than "cause", as defined herein, then, in either such case, the Employer shall pay to the Employee, not later than ten days after the date of such termination, the amount of damages as set forth in Section 12 (c).

        (c) In the event of the termination of this Agreement to Sections 12 (a) or (b), Employee shall be entitled to an amount of damages equal to: (i) 100% of the Employee's base salary (including any required increases) for the remainder of the Term, but in no event for less than five (5) years from the date of termination, plus (ii) an additional 50% of such base salary, paid in a lump sum, 1:0 compensate for the loss of fringe benefits, plus (iii) the average annual bonus paid by the Employer to the Employee for the three (3) full fiscal years of the Employer prior to the fraction thereof in the period described in subsection (i) hereof, provided however, that Employer shall not be required to pay the Employee in excess of $4,000,000 to this Section 12 (c). The Employee shall not be required to mitigate the amount of any payment provided for in this
Section 12 (C:) by seeking other employment or otherwise, nor shall the Employee's income from any source after such termination be deducted for any reason from the sum computed under this Section 12 (c).

        (d) If the Employer refuses to pay the Employee any amount due the Employee under this Agreement, including salary, benefits or the amount provided in Sections 12 (a) or (b), and the Employee disputes the Employer's legal right to do so, and whether or not such refusal is occasioned by a termination or purported termination of this Agreement, then, regardless of whether the Employee has a right to do so, the Employer shall pay to the Employee the amounts due (including all futUre amounts) in a timely manner until the dispute is settled or adjudicated. The Employer shall also reimburse the Employee (in the manner described in Section 7) for any fees or expenses related to the dispute. If the Employer prevails in resolution of such dispute, the Employee shall repay the Employer all sums received under this Section 12 (d) (including fees and expenses), without interest. The parties acknowledge that if the Employer should fail to honor its obligations under this Section 12 (d), the Employee could be irreparably injured by, among other things, not being able to support himself and also support the enforcement of his rights under this Agreement and accordingly the eventual award of damages would under the circumstances not be an adequate remedy.

        (e) The provisions of this Section 12 shall survive any termination of this Agreement.

     13. Change in Control Defined. A "change in control" occurs upon the occurrence of one of the following events, but only if the Employee elects, within five years thereafter, to have such event treated as a change in control:

Thomas F. Reiner, Sr.
Employment Agreement
September 2, 1999
Page 7 of 9

        (a) An event that would be required to be reported in response to the
Item 5 (f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act'~), or any successor thereof, assuming the Employer was a reporting company or was otherwise required to file reports under the Exchange Act.

        (b) Any "person" (as such term is defined in Sections 13 (d) and 14 (d)
(2) of the Exchange Act) who is not currently an owner of securities of the Employer, is or becomes the beneficial owner, directly or indirectly, of securities of the Employer representing 20% or more of the combined voting power of the Employer's then outstanding securities to a tender offer or otherwise.

        (c) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Employer cease for any reason to constitute at least a majority thereof unless the. election of each director, who was not a director at the beginning of the period, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     14. Notice: Any notices required to be given pursuant to the provisions of this Agreement shall be in writing and delivered by hand delivery, express delivery service or by certified mail return receipt requested to the parties at the following addresses:

         Employer:  Sparta Surgical Corporation and Sparta Olsen
                      Electrosurgical, Inc.
                    2100 Meridian Park Blvd.
                    Concord, California 94520

         Employee:  Thomas F. Reiner, Sr.
                    4478 Fleetwood Road
                    Danville, California 94506

     15. Successors: Binding Effect.

        (a) The Employer shall require any successor (whether direct or indirect by purchase of assets, purchase or exchange of stock, merger, consolidation or otherwise) to all or substantially all of the business and / or assets of the Employer, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, "Employer" shall mean Sparta Surgical Corporation and any successor to the business and / or assets of Sparta Surgical Corporation which executes and delivers the agreement provided for in this
Section 15 (a) or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.


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

Thomas F. Reiner, Sr.
Employment Agreement
September 2, 1999
Page 8 of 9


        (b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the administrators, successors, heirs, distributees, devisees and legatees of the Employee. If the Employee should die prior to the payment to him of any amounts due him hereunder, all such payments shall be made in accordance with this Section 15 (b).

     16. Arbitration. At the election of the Employee, any dispute respecting this Agreement, whether commenced by the Employer or Employee may be resolved by arbitration before a three-person panel of independent arbitrators to the Commercial Rules of the American Arbitration Association ("AAA"). Any arbitration compelled to this section shall be held at the AAA office nearest to Employee's residence at the time such action is commenced. Employee shall be entitled to a stay of any legal proceeding instituted against by the Employer in the event that an election to arbitrate pursuant to this Section is made.

     17. Attorney's Fees and Litigation. In any litigation or arbitration relating to this Agreement, including litigation or arbitration with respect to any instrument, document or other agreement made under or in connection with this Agreement, the Employer shall bear all costs and attorney's fees of both parties.

     18. Authority. Each party represents that its undersigned representative or corporate officer has all requisite power and authority to enter into this agreement and to execute any and all instruments and documents on its behalf necessary to and in performance of their respective obligations hereunder.

     19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument.

     20. Severability. If any provisions of this Agreement shall be held to be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement and such term and condition, except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

     21. Heading. The paragraph headings contained herein are for convenience and reference only, and shall be given no effect in the interpretation of any term or condition of this Agreement.

     22. Miscellaneous. This Agreement is entered into and shall be construed under the laws of the State of California applicable to contracts made and to be entirely performed which that State. In the event that, notwithstanding Section 16 hereof, any litigation relating to this Agreement is held to be permissible, the venue thereof shall be in the appropriate court with jurisdiction over the matter in dispute for the county in which the Employee resides at the time of the filing of the lawsuit in question. This Agreement shall be amended, modified



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Thomas F. Reiner, Sr.
Employment Agreement
September 2, 1999
Page 9 of 9

or terminated only by an instrument in writing, signed by the party or parties to be charged. This Agreement shall inure to the benefits of the parties and their successors in interest. This Agreement is the entire agreement of the parties relating to the employment of the Employee by the Employer and supersedes all previous written or oral agreements.


     IN WITNESS WHEREOF the parties have executed this Agreement under seal the day and year first above written.



                                   SPARTA SURGICAL CORPORATION


     Employer                      By:  /s/  Allan Korn                   9/3/99
                                        ----------------------------------------
                                        Allan Korn, Secretary, Director    Date


                                   By:  /s/  Joel Flig                    9/8/99
                                        ----------------------------------------
                                        Joel Flig, Director                Date


                                   By:  /s/  Michael Granger              9/8/99
                                        ----------------------------------------
                                        Michael Granger                    Date

     Employee:                     By:  /s/  Thomas F. Reiner             9/2/99
                                        ----------------------------------------
                                        Thomas F. Reiner, Sr.              Date

                                    Exhibit A
                   OPTION AND BONUS PERFORMANCE PLAN ("PLAN")


I. Sales and Share Price Bonus
   ---------------------------

        Base Amounts:
        -------------

        Net Sales:         $2.5 Million
        Share Price:       $1.00

Minimum Net Sales
and Share Price
(as % Increase over
Base Amount)                       Cash Bonus              Stock Options Bonus
------------                       ----------              -------------------

     25%                           $10,000                 100,000  shares
     50%                           $20,000                 200,000  shares
     75%                           $30,000                 300,000  shares
    100%                           $40,000                 400,000  shares
    200%                           $50,000                 500,000  shares
    300%                           $60,000                 600,000  shares


II. Net Income Bonus
    ---------------

    Minimum
    Net Income                     Cash Bonus              Stock Options Bonus
    ----------                     ----------              -------------------

    $100,000                       $10,000                 100,000  shares
    $200,000                       $20,000                 200,000  shares
    $250,000                       $30,000                 300,000  shares
    $300,000                       $40,000                 400,000  shares
    $350,000                       $50,000                 500,000  shares
    $400,000                       $60,000                 600,000  shares


     All of the foregoing stock options (under I and II) shall be cumulative and issued immediately at such time as the Company obtains the requisite thresholds during any fiscal year and not at the end of each fiscal year. All of the foregoing options will be exercisable at a price of $1.00 per share and remain exercisable for a period of seven (7) years following their vesting.

III. Base Salary Increase on Sales
     -----------------------------

     At any such time, as any of the following Minimum Annual Net Sales Thresholds are met (even if during the middle of any fiscal year), Reiner's annual base salary shall automatically be increased as follows:

    Minimum Annual Net Sales       Annual Base Salary
    ------------------------       ------------------

    $ 5,000,000                       $225,000
    $10,000,000                       $255,000
    $15,000,000                       $285,000
    $20,000,000                       $325,000
    $25,000,000                       $385,000